                                                                     Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                          RED GIANT ENTERTAINMENT, INC.
                            (Pursuant to NRS 78.1955)

     The undersigned hereby certifies that the following resolution has been duly adopted by the Board of Directors (the "Board") of Red Giant Entertainment,
Inc. (the "Corporation"):

     RESOLVED, that, pursuant to the authority granted to and vested in the
Board by the provisions of the Amended and Restated Articles of Incorporation of
the Corporation (the "Articles"), there hereby is created, out of the
100,000,000 shares of preferred stock, par value $0.0001 per share, of the
Corporation authorized by the Articles (the "Preferred Stock"), a series of
Series Z Preferred Stock (the "Series Z Preferred"), which shares of Series Z
Preferred shall have the following voting powers, designations, preferences, limitations, restrictions, and relative rights:

     1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series Z Preferred Stock." The number of shares constituting the
Series Z Preferred shall be 5,000,000 shares. Except as otherwise provided herein, the Series Z Preferred shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the Corporation's common stock, par value $0.0001 per share (the "Common Stock"). The number of shares constituting such series may, unless prohibited by the Articles or by applicable law of the
State of Nevada and subject to Section 4 herein, be increased or decreased from time to time by a resolution or resolutions of the Board, provided, that no decrease shall reduce the number of shares of Series Z Preferred to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series Z Preferred. Shares of Series Z Preferred repurchased or redeemed by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of any one or more series other than the Series Z Preferred.

     2. Liquidation Preference.

     (a) Upon the liquidation, dissolution or winding up of the business of the
Corporation, whether voluntary or involuntary, each holder of shares of Series Z
Preferred shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Original Issue Price (as defined below). All preferential amounts to be paid to the holders of shares of Series Z Preferred in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series Z Preferred should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding Series Z Preferred (or the holders of any class or series of capital stock ranking on a parity with the Series Z Preferred as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.
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     (b) The Series Z Preferred "Original Issue Price" shall be $0.03 per share.

     (c) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

     (d) For purposes hereof, any transaction or series of related transactions that constitute (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Corporation taken as a whole; or
(ii) any acquisition of the Corporation by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the
Corporation with any other entity in which the Corporation's stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity) (any such event, a "Reorganization Event") shall be deemed to be a liquidation unless otherwise determined by the holders of at least a majority of the shares of Series Z
Preferred then outstanding.

     3. Voting. Subject to the applicable rules and published guidance of (i)
any national securities exchange on which the Corporation's common stock is listed; or (ii) any automated inter-dealer quotation system on which the
Corporation's common stock is quoted, for as long as the initial holder of
Series Z Preferred continues to hold 5,000,000 shares of Series Z Preferred:

     (a) On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, the initial holder of
Series Z Preferred shall be entitled to the number of votes on such matters equal to the number of shares of the Series Z Preferred held by such holder multiplied by the Factor (as defined below), on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The initial holder of Series Z Preferred shall not vote as a separate class, but shall vote with the holders of the
Common Stock, except as otherwise set forth herein, as required by law or as set forth in the Articles.

     (b) The "Factor" shall be 100, as equitably adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Corporation's capital structure. By way of illustration, and not in limitation, of the foregoing (a) if the Corporation effectuates a 2:1 forward split of its Common
Stock, thereafter, the Factor adjusted to equal twice the Factor immediately prior to such split; (b) if the Corporation effectuates a 1:10 reverse split of its Common Stock, thereafter, the Factor shall be adjusted to equal one-tenth times what it had been calculated to be immediately prior to such split.

     (c) The initial holder of the Series Z Preferred shall have the right to appoint one member to the Board (such appointee, the "Series Z Director"). The
Series Z Director may be removed without cause by, and only by, the affirmative vote of initial holder of the Series Z Preferred, given pursuant to a written consent of such initial holder. If the Series Z Director has not been elected or the Series Z directorship is vacant for any reason, such directorship may not be filled by stockholders of the Corporation other than by the initial holder of
Series Z Preferred, voting exclusively and as a separate class. Subject to the

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specific voting rights of any other preferred stock of the Corporation, the holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the
Corporation.

     4. Protective Provisions. In addition to any other voting rights provided herein, by law, or in the Articles, the Corporation shall not, without the vote or consent of the holders of a majority of the shares of Series Z Preferred then outstanding:

     (a) Increase the total number of authorized shares of Series Z Preferred or any series of preferred stock with a senior liquidation preference or greater voting rights (any "Senior Preferred") than the Series Z Preferred;

     (b) Authorize or create (by reclassification or otherwise) any Senior
Preferred;

     (c) Approve any Reorganization Event or voluntary liquidation or dissolution of the Corporation;

     (d) Approve any repurchase with respect to the Series Z Preferred (except as otherwise provided in the Articles or pursuant to a Redemption (as defined below)); or

     (e) Amend or repeal any provision of or add any provision to the Articles or the Bylaws of the Corporation if such action would adversely affect the rights, privileges, preferences or restrictions created for the benefit of the
Series Z Preferred.

     5. Redemption. To the extent that the Corporation in good faith determines to submit an application to have its common stock listed on a national securities exchange or quoted on an inter-dealer quotation system of any national securities association and reasonably determines that the voting rights set forth in this Certificate would cause the Corporation's application to be rejected under the applicable rules and published guidance of such national securities exchange or national securities association, the Corporation shall have the option of redeeming the Series Z Preferred Stock for the Redemption
Price (as defined below), payable at each holder's option either (i) in cash; or
(ii) in shares of common stock equal to the number of shares of Series Z
Preferred Stock held by such holder multiplied by the Factor. As used herein,
"Redemption Price" means the number of shares of Series Z Preferred Stock held by such holder multiplied the product of the Factor and the average closing price of the Common Stock for the ten trading days immediately preceding the
Redemption Payment Date. The Redemption Price shall be due and payable or issuable, as the case may be, within five trading days of the date on which the notice of the payment therefor is provided by such holder (the "Redemption
Payment Date").

     6. No Reissuance of Series Z Preferred. Any shares of Series Z Preferred acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled, retired, and eliminated from the shares of Series Z Preferred that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restriction on issuance set forth in the Articles or in any certificate of determination creating a series of preferred stock or any similar stock or as otherwise required by law.

     7. Severability. If any right, preference or limitation of the Series Z
Preferred set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and

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limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     8. No Other Preferences. The shares of the Class Z Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be duly executed and acknowledged by Benny R. Powell, its Chief
Executive Officer, as of this 10th day of November 2014.

RED GIANT ENTERTAINMENT, INC.

/s/ Benny R. Powell
-----------------------------------
By: Benny R. Powell
Its: Chief Executive Officer

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